Exhibit 99.1 Contact: Leslie Stebelton Community Relations Specialist The Citizens Bank of Logan (740) 385-1479 Office (740) 385-0417 Fax leslie.gray@tcbol.com www.tcbol.com

11/14/13

FOR IMMEDIATE RELEASE

New leaders for a bright banking future

The Citizens Bank bolsters its senior management team

LOGAN — The Citizens Bank welcomes two new senior managers to help strengthen the stability of the bank and build its successful future.

Jim Livesay, Chief Financial Officer, and Mike Knuchel, Chief Lending Officer, joined the bank during the past year. Together they bring 42 years of experience in community bank management.

With solid backgrounds in areas of sound lending and operational efficiency improvement, their leadership, together with Ron Reed’s as president/CEO, is guiding the bank as it improves loan underwriting and financial management.

“We are pleased to welcome such talented and experienced banking professionals to The Citizens Bank. We are already seeing the benefits of their hard work and dedication to the bank’s success and its positive impact on the community,” Reed said.

The Citizens Bank of Logan has recognized a net income of $1.18 million in the first nine months of this year and is very nearly at the goal set for 2013 with three reporting months remaining.

Livesay, an Ohio native, has held successful positions at United Midwest Savings Bank, Fifth Third Bank and Huntington Bancshares, Inc.

“I am honored to be a part of this community and to play such an important role in building a strong future for the only independent bank in our region,” Livesay said.

A resident of Lancaster, Ohio, Knuchel has held executive-level roles at Commodore Bank and Woodsfield Savings Bank.

“What is unique about community banking is that the deposits and investments made here, stay here. As chief lending officer, I am proud to be able to reinvest the funds entrusted to us back into the economic development of our community,” Knuchel said.

The Citizens Bank has served the community for more than 50 years and has seven branches in Logan, Nelsonville and Athens. For more information, visit www.tcbol.com or call (740) 385-8561.